AZ. CORP. COMMISSION
FOR THE STATE OF AZ.

OCT 8 11 47 AM '92

DATE APPR 10-8-92
TERM
DATE TIME

527136-6

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
ARX ENGINEERING INC.

PURSUANT TO THE PROVISIONS OF SECTION 10-061, ARIZONA REVISED STATUTES, THE UNDERSIGNED CORPORATION ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT TO ITS ARTICLES OF INCORPORATION:

1. ARTICLE I IS AMENDED TO READ AS FOLLOWS:

THE NAME OF THE CORPORATION IS: WESTERN STATES ENGINEERING AND CONSTRUCTION, INC.

2. ARTICLE IV IS AMENDED TO READ AS FOLLOWS:

THE CORPORATION SHALL HAVE AUTHORITY TO ISSUE ONE THOUSAND (1000) SHARES OF COMMON STOCK WITH A PAR VALUE OF ONE DOLLAR ($1.00) PER SHARE.

3. ARTICLE X IS AMENDED TO READ AS FOLLOWS:

THE EXISTENCE OF THE CORPORATION SHALL BE: PERPETUAL.

DATED: OCTOBER 8, 1992

ARX ENGINEERING INC.

By: ______________________
Martin C. Kuhn, President

ATTEST: ______________________
John A. McKinney, Secretary

002864